Exhibit 12

                                                                       Form 10-Q
                                                                    For the Nine
                                                                    Months Ended
                                                              September 30, 1997


                                   AT&T Corp.
                Computation of Ratio of Earnings to Fixed Charges

                              (Dollars in Millions)
                                   (Unaudited)

                                                         For the Nine
                                                         Months Ended
                                                       September 30, 1997

Income from Continuing Operations
  Before Income Taxes .................................     $5,255

Less Interest Capitalized during
  the Period...........................................        196

Add Equity Investment Losses, net of distributions
  of Less than 50% Owned Affiliates....................         84

Add Fixed Charges......................................        758

Total Earnings from Continuing
  Operations Before Income Taxes
  and Fixed Charges....................................     $5,901



Fixed Charges

Total Interest Expense Including Capitalized Interest..     $  563

Interest Portion of Rental Expense.....................        195

    Total Fixed Charges................................     $  758

Ratio of Earnings to Fixed Charges.....................        7.8